Exhibit 8.1

Wipfli LLP 2501 West Beltline Highway, Suite 401 Madison, WI 53713 PO Box 8700 Madison, WI 53708-8700 608.274.1980 fax 608.274.8085 www.wipfli.com

November 12, 2014

Mr. Michael Murphy, President/CEO

Delavan Bancshares, Inc.

820 Geneva Street

Delavan, WI 53115

RE:	Opinion Regarding Material Federal Income Tax Consequences of Merger

Dear Mr. Murphy:

We have acted as tax advisors to Delavan Bancshares, Inc., a Wisconsin corporation (“Company”), in connection with the negotiation and execution of an Agreement and Plan of Merger, dated as of October 13, 2014 (the “Agreement”), by and among Wintrust Financial Corporation, an Illinois corporation (“Acquiror”), Wintrust Merger Co., a Wisconsin corporation and wholly-owned subsidiary of Acquiror (“Merger Sub”), and Company, pursuant to which Company will merge with and into Merger Sub with Merger Sub surviving (the “Merger”), as more fully described in the registration statement on Form S-4, including a joint proxy statement/prospectus (the “Registration Statement”), being filed by Acquiror with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). Our opinion is being delivered to you in connection with the Registration Statement.

In connection with our opinion, we have reviewed the Agreement, including all exhibits thereto, the Registration Statement, and such other documents and records as we deemed necessary or appropriate for purposes of issuing our opinion (collectively, the “Documents”). In our examination of the Documents, we have assumed their completeness and authenticity, and we have further assumed that each of the Documents has been or will be duly authorized and executed in the form as examined by us and will be binding upon all parties thereto. We are expressly relying for purposes of our opinion on the facts, information, representations, warranties and covenants contained in the Documents. In addition, we are expressly relying upon additional representations of fact made by Company in a letter dated the date hereof and by Acquiror and Merger Sub in a letter dated the date hereof, delivered to us in connection with our opinion (collectively, the “Representation Certificates”), as well as facts learned in discussions with certain officers of Company and certain other assumptions stated herein. We are relying upon the accuracy of any representations or statements made that are qualified by the maker’s knowledge or belief as if such representations or statements were made without such qualification. We have also assumed that as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding, or agreement, there is no such plan,

Michael Murphy, President/CEO

Delavan Bancshares, Inc.

intention, understanding, or agreement. We have not been asked to and have not attempted to verify any facts, information, warranties or representations (collectively “statements”) through independent investigation and are assuming that each is true, correct and complete as of the date hereof and that no actions inconsistent with such statements have occurred or will occur.

In connection with our opinion, we have assumed that the Merger will qualify as a merger under all applicable state business corporation statutes, and that the Merger will be effected and consummated in accordance with the terms and conditions of the Agreement, including satisfaction of all material covenants and conditions to the obligations of the parties without amendment or waiver thereof. We have also assumed that none of the parties will take any action after the Merger that would cause the Merger not to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

Finally, we have also assumed that holders of Company common stock do not assert dissenters’ rights in sufficient numbers to cause the portion of the Merger consideration paid in shares of Acquiror common stock to fall below 40 percent.

Based on and subject to the foregoing, including, without limitation, the qualifications, exceptions and assumptions set forth above and the exceptions, qualifications and limitations set forth below, we hereby confirm that the statements of law contained in the Registration Statement under the heading “The Merger—Material U.S. federal income tax consequences of the merger” represent our opinion as to the matters discussed therein.

We express no opinion as to the tax treatment of the Merger under the provisions of any other sections of the Code or under any state, local or foreign tax laws which also may be applicable thereto or as to any other party in the Merger, nor do we express any opinion as to non-tax issues such as corporate law or securities law matters. In addition, we express no opinion as to the tax treatment of any conditions existing at the time of, or effects resulting from, transactions which are not specifically addressed herein. We express no opinion as to whether the discussion contained in the Registration Statement under the heading “The Merger—Material U.S. federal income tax consequences of the merger” addresses all of the United States federal income tax consequences of the Merger that may be applicable to Acquiror, Company, or the holders of Company common stock.

Our opinion represents our professional judgment as to the described federal income tax consequences of the Merger. Our opinion is based upon the Code, the Income Tax Regulations promulgated thereunder, and administrative and judicial determinations, all as of the date hereof and all of which are subject to change either prospectively or retroactively, and our knowledge of the facts as of the date hereof. If either (i) the relevant facts at the time of closing differ from those represented to us in the Representation Certificates or reflected in

Michael Murphy, President/CEO

Delavan Bancshares, Inc.

the Documents, (ii) the Merger is completed under terms not contained in the Agreement, (iii) our assumptions prove to be untrue, or (iv) the existing authorities are modified by legislative, administrative or judicial action, our conclusions may differ and our opinion may not be relied upon. In such event, we do not assume any responsibility to provide a revised opinion or other advice, and we assume no duty to communicate with you with respect to any matter that comes to our attention hereafter.

You should be aware that no ruling has been sought or obtained from the Internal Revenue Service (the “Service”) as to the federal income tax consequences of any aspect of the Merger and that our opinion is not binding on the Service. You should also be aware that there can be no assurance, and none is hereby given, that the Service will not take a position contrary to the position reflected in our opinion, or that our opinion will be upheld by the courts if challenged by the Service.

We hereby consent to (i) the reference to our opinion in the Registration Statement, (ii) the filing of this letter as an exhibit to the Registration Statement, and (iii) the use of our name in the Registration Statement. In giving such consent, however, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely,

/s/ Wipfli LLP

Wipfli LLP